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Digitiliti Hires Industry Veteran David Macey as CEO

Macey to lead company into next phase of growth; interim CEO Scheetz moves into Board of Directors role

ST. PAUL, Minn., Nov. XX, 2011-Digitiliti, Inc. (Pink Sheets: DIGI.PK), a technology pioneer in information archiving software and management of unstructured data, announced at the company's annual shareholder's meeting the appointment of David Macey as the company's new President and CEO effective December 1, 2011. Macey will replace the company's interim President and CEO, Jack Scheetz, who will resign his position but remain a member of the Board of Directors.
As President and CEO, Macey will be responsible for leading the company's strategic direction and expansion into new segments of the marketplace. Macey is considered a veteran of the enterprise software industry, with two decades of experience, most recently as President and CEO of SwiftKnowledge, a global provider of business intelligence software. In his capacity at SwiftKnowledge, Macey overhauled the company's sales structure, implemented an aggressive product development process and reduced expenses by 40 percent.
Prior to SwiftKnowledge, Macey was president and general manager of McAfee Incorporated's web and email security business unit. While he was in that position, he helped the business' revenue grow by 19 percent and was in charge of its engineering, product management and product marketing functions.
Earlier in his career, Macey held positions of increasing responsibility at Secure Computing, Oracle Corporation and Stellent Incorporated. He attended St. Olaf College in Northfield, Minn., and served in the United States Army Reserve.
“Digitiliti thanks Mr. Scheetz for the guidance he has provided the company during his tenure as interim President and CEO and we're very pleased he'll continue to provide guidance as an active member of the Board,” said Digitiliti board member Kent Lillemoe.

About Digitiliti, Inc.
Digitiliti develops and sells innovative archive management software that addresses the cost, complexity, and compliance issues associated with controlling and utilizing unstructured data. The company's products and services are easy to use and implement, cost-effective, and deliver the right information needed for more informed, fiscally responsible business decisions. Digitiliti services include digiBAK™, a complete offsite data protection/disaster-recovery solution, and its unique Universal Archive Platform digiLIBE that allows customers to extract and use the valuable business knowledge hidden in their unstructured content. Digitiliti markets and sells its software solely through its worldwide network of channel partners.
For more information, visit: www.digitiliti.com.